UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 3, 2017

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Pursuant to its previously announced plans, on April 3, 2017, Terex Corporation (“Terex” or the “Company”) redeemed the remaining $254.2 million principal amount outstanding of its 6.5% Senior Notes due 2020 (the “Notes”). The total cash paid to redeem the Notes was $266.7 million, which included a call premium of $4.1 million and accrued and unpaid interest of $8.4 million. HSBC Bank USA, National Association (“HSBC”), trustee under the indenture for the Notes, acted as the paying agent for the Company in connection with this redemption. The Company utilized cash on hand, including proceeds from issuance on January 31, 2017 of its 5.625% Senior Notes due 2025 for the redemption of the Notes. Earlier in the first quarter of 2017, the Company purchased $45.8 million in aggregate principal amount of the Notes. The total cash paid for such purchases was $47.9 million, which included $1.0 million of accrued and unpaid interest and $1.1 million of market premium.

As a result of redemption of the Notes, the related supplemental indentures dated as of March 27, 2012 and September 8, 2015 by and among Terex, the subsidiary guarantors named therein and HSBC as trustee, terminated automatically as of April 3, 2017.

HSBC may, from time to time, be a party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2017

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel